Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Announces First Quarter 2017 Results

DALLAS, Texas - April 25, 2017 - Trinity Industries, Inc. (NYSE:TRN) today announced earnings results for the first quarter ended March 31, 2017, including the following:

•	Quarterly revenues and net income of $877.3 million and $46.0 million, respectively, compared to $1.2 billion and $97.2 million, respectively, in 2016

•	Quarterly earnings per common diluted share of $0.30 compared to $0.64 per share in 2016

•	Quarterly deliveries and orders totaling 3,770 and 970 railcars, respectively, in the Rail Group, compared to 7,145 and 1,620 railcars, respectively, in 2016

•	Rail Group backlog of $2.7 billion as of March 31, 2017, representing 26,420 railcars, compared to a backlog of $3.0 billion as of December 31, 2016, representing 29,220 railcars

•	Quarterly Railcar Leasing and Management Services Group operating profit of $85.0 million, a 14.6% increase year-over-year

•	Anticipates full year 2017 earnings per common diluted share of between $1.00 and $1.25 compared to its previous full year 2017 earnings guidance of between $1.00 and $1.35
Consolidated Results
Trinity Industries, Inc. reported net income attributable to Trinity stockholders of $46.0 million, or $0.30 per common diluted share, for the first quarter ended March 31, 2017. Net income for the same quarter of 2016 was $97.2 million, or $0.64 per common diluted share. Revenues for the first quarter of 2017 totaled $877.3 million compared to revenues of $1.2 billion for the same quarter of 2016. First quarter 2017 results benefitted from a lower effective tax rate of 28.7% compared to 36.0% in the same quarter of 2016 due to the settlement of certain tax audits. For the full year 2017, the Company continues to expect a 36.0% effective tax rate.
“The performance of our businesses during the first quarter of 2017 was in line with our expectations,” said Timothy R. Wallace, Trinity’s Chairman, CEO and President. “The results of our Rail and Inland Barge Groups reflect substantial declines in production volumes compared to last year as our railcar and barge manufacturing businesses continue to face challenging market conditions. During the first quarter, our leasing company generated strong operating earnings, increasing operating profit by 14.6% compared to last year.”
Mr. Wallace added, “We continue to observe a unique mixture of uncertainty and optimism in the majority of the markets we serve. The flexible nature of Trinity’s business model positions our company to respond when market conditions shift.”
Business Group Results
In the first quarter of 2017, the Rail Group reported revenues of $478.3 million compared to revenues of $846.9 million in the first quarter of 2016. Operating profit and profit margin for the Rail Group were $50.7 million and 10.6% in the first quarter of 2017 compared to $157.2 million and 18.6% in the first quarter of 2016. The decreases in revenues and operating profit were primarily due to significantly lower railcar deliveries. The Rail Group delivered 3,770 railcars and received orders for 970 railcars during the first quarter of 2017 compared to 7,145 and 1,620 railcars, respectively, in 2016. The Rail Group had a backlog of $2.7 billion as of March 31, 2017, representing 26,420 railcars, compared to a backlog of $3.0 billion as of December 31, 2016, representing 29,220 railcars.
The Railcar Leasing and Management Services Group reported total revenues of $178.9 million in the first quarter of 2017 compared to total revenues of $178.5 million in the same quarter of 2016. Operating profit for this Group was $85.0 million in the first quarter of 2017 compared to operating profit of $74.2 million in the first quarter of 2016, which included $4.4 million of profit from the sales of leased railcars. The increase in operating profit during the first quarter of 2017 was primarily due to net additions to the lease fleet and lower maintenance and compliance expenses, partially offset by the effect of lower average lease rates and a reduced volume of sales of leased railcars. Supplemental information for the Leasing Group is provided in the accompanying tables.
The Inland Barge Group reported revenues of $62.7 million in the first quarter of 2017 compared to revenues of $110.8 million in the first quarter of 2016. Operating profit and profit margin for this Group were $6.4 million and 10.2% in the first quarter of 2017 compared to $12.6 million and 11.4% in the first quarter of 2016. The decreases in revenues and operating profit compared to the same quarter last year were primarily due to lower barge deliveries and changes in product mix. The Inland Barge Group received orders of $52.6 million during the quarter and, as of March 31, 2017, had a backlog of $109.9 million compared to a backlog of $120.0 million as of December 31, 2016.
The Energy Equipment Group reported revenues of $255.4 million in the first quarter of 2017 compared to revenues of $273.4 million in the same quarter of 2016. Operating profit and profit margin for this Group were $29.8 million and 11.7% compared to $37.4 million and 13.7% in the same quarter last year. The decreases in revenues and operating profit compared to the same quarter last year were primarily due to lower delivery volumes in most of the Group's product lines. The backlog for structural wind towers as of March 31, 2017 was $1.0 billion compared to a backlog of $1.1 billion as of December 31, 2016.
The Construction Products Group reported revenues of $123.1 million in the first quarter of 2017 compared to revenues of $124.9 million in the first quarter of 2016. Operating profit for the first quarter of 2017 decreased to $15.6 million compared to $15.9 million in the same quarter last year while operating margin remained flat at 12.7%. Revenues and operating profit decreased slightly compared to the same quarter last year primarily as a result of lower volumes in our construction aggregates business partially offset by higher volumes in our highway products and other businesses.
Cash and Liquidity
At March 31, 2017, the Company had cash, cash equivalents, and short-term marketable securities of $778.8 million. When combined with capacity under committed credit facilities, the Company had approximately $2.1 billion of available liquidity at the end of the first quarter.
Share Repurchase
There were no shares repurchased during the first quarter of 2017. The Company's current share repurchase authorization through December 31, 2017 remains at $215.4 million.
Earnings Guidance for 2017
For the full year of 2017, the Company anticipates earnings per common diluted share of between $1.00 and $1.25 compared to its previous guidance of between $1.00 and $1.35 per share.
In the first quarter, the Company was required to adopt a new accounting standard, Accounting Standard Update No. 2016-09 “Compensation - Stock Compensation: Improvements to Employee Share-Based Payment Accounting” which changed the accounting for certain aspects of share-based payments to employees. As a result, on a go forward basis, the Company anticipates there will be greater volatility in the provision for income taxes, primarily in the second quarter each year when the Company's share-based payments typically vest, resulting from stock price fluctuations between the grant date and the vest date. Based on yesterday's closing stock price, the effective tax rate for the second quarter of 2017 is estimated to be approximately 41.0%. For the full year 2017, the Company continues to expect an effective tax rate of 36.0%.
Actual results in 2017 may differ from present expectations and could be impacted by a number of factors including, among others, the risk factors disclosed in "Risk Factors" and "Forward-Looking Statements" in the Company's Annual Report on Form 10-K for the most recent fiscal year.
Conference Call
Trinity will hold a conference call at 11:00 a.m. Eastern on April 26, 2017 to discuss its first quarter results. To listen to the call, please visit the Investor Relations section of the Trinity Industries website, www.trin.net and select the Conference Calls menu link. An audio replay may be accessed through the Company’s website or by dialing (402) 220-2553 until 11:59 p.m. Eastern on May 3, 2017.
Company Description
Trinity Industries, Inc., headquartered in Dallas, Texas, is a diversified industrial company that owns complementary market-leading businesses providing products and services to the energy, chemical, agriculture, transportation, and construction sectors, among others. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.
Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity's estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements. Trinity uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” and similar expressions to identify these forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and “Forward-Looking Statements” in the Company's Annual Report on Form 10-K for the most recent fiscal year.

Investor Contact:
Preston Bass
Director, Investor Relations
Trinity Industries, Inc.
214/631-4420

Media Contact:
Jack Todd
Vice President, Public Affairs
Trinity Industries, Inc.
214/589-8909

- TABLES TO FOLLOW -

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2017	2016
Revenues	$877.3	$1,187.9
Operating costs:
Cost of revenues	659.7	889.9
Selling, engineering, and administrative expenses	102.3	96.5
Losses (gains) on dispositions of property:
Net gains on lease fleet sales	—	(2.1)
Other	(1.3)	0.2
	760.7	984.5
Operating profit	116.6	203.4
Interest expense, net	43.3	44.6
Other, net	0.8	(0.7)
Income before income taxes	72.5	159.5
Provision for income taxes	20.8	57.4
Net income	51.7	102.1
Net income attributable to noncontrolling interest	5.7	4.9
Net income attributable to Trinity Industries, Inc.	$46.0	$97.2

Net income attributable to Trinity Industries, Inc. per common share:
Basic	$0.30	$0.64
Diluted	$0.30	$0.64
Weighted average number of shares outstanding:
Basic	148.7	148.3
Diluted	150.6	148.3

Trinity is required to utilize the two-class method of accounting when calculating earnings per share as a result of unvested restricted shares that have non-forfeitable rights to dividends and are, therefore, considered to be a participating security. The unvested restricted shares are excluded from the weighted average number of shares outstanding for the purposes of determining earnings per share. The two-class method results in a lower earnings per share than is calculated from the face of the income statement. See Earnings Per Share Calculation table below.

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended March 31,
Revenues:	2017	2016
Rail Group	$478.3	$846.9
Construction Products Group	123.1	124.9
Inland Barge Group	62.7	110.8
Energy Equipment Group	255.4	273.4
Railcar Leasing and Management Services Group	178.9	178.5
All Other	22.8	21.9
Segment Totals before Eliminations	1,121.2	1,556.4
Eliminations - lease subsidiary	(181.0)	(283.3)
Eliminations - other	(62.9)	(85.2)
Consolidated Total	$877.3	$1,187.9

	Three Months Ended March 31,
Operating profit (loss):	2017	2016
Rail Group	$50.7	$157.2
Construction Products Group	15.6	15.9
Inland Barge Group	6.4	12.6
Energy Equipment Group	29.8	37.4
Railcar Leasing and Management Services Group	85.0	74.2
All Other	(4.6)	(5.1)
Segment Totals before Eliminations and Corporate Expenses	182.9	292.2
Corporate	(35.0)	(24.7)
Eliminations - lease subsidiary	(28.9)	(65.5)
Eliminations - other	(2.4)	1.4
Consolidated Total	$116.6	$203.4

Trinity Industries, Inc.
Leasing Group
Condensed Results of Operations (unaudited)

	Three Months Ended March 31,
	2017	2016
	($ in millions)
Revenues:
Leasing and management	$178.9	$170.5
Sales of railcars owned one year or less at the time of sale(1)	—	8.0
Total revenues	$178.9	$178.5
Operating profit:
Leasing and management	$85.0	$69.8
Railcar sales(1):
Railcars owned one year or less at the time of sale	—	2.3
Railcars owned more than one year at the time of sale	—	2.1
Total operating profit	$85.0	$74.2
Operating profit margin:
Leasing and management	47.5%	40.9%
Railcar sales	*	*
Total operating profit margin	47.5%	41.6%
Selected expense information(2):
Depreciation	$42.1	$37.4
Maintenance and compliance	$20.5	$31.6
Rent	$10.1	$9.5
Interest	$30.6	$31.8

	March 31, 2017	December 31, 2016
Leasing portfolio information:
Portfolio size (number of railcars):
Wholly-owned	62,255	60,440
Partially-owned	24,665	24,670
	86,920	85,110
Portfolio utilization	97.5%	97.6%

	Three Months Ended March 31,
	2017	2016
	(in millions)
Proceeds from sales of leased railcars:
Leasing Group:
Railcars owned one year or less at the time of sale	$—	$8.0
Railcars owned more than one year at the time of sale	—	6.7
Rail Group	—	8.1
	$—	$22.8
* Not meaningful
(1) The Company recognizes sales of railcars from the lease fleet which have been owned by the lease fleet for one year or less as revenue. Sales of railcars from the lease fleet which have been owned by the lease fleet for more than one year are recognized as a net gain or loss from the disposal of a long-term asset.
(2)Depreciation, maintenance and compliance, and rent expense are components of operating profit. Amortization of deferred profit on railcars sold from the Rail Group to the Leasing Group is included in the operating profit of the Leasing Group resulting in the recognition of depreciation expense based on the Company's original manufacturing cost of the railcars. Interest expense is not a component of operating profit and includes the effect of hedges.

Trinity Industries, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	March 31, 2017	December 31, 2016
Cash and cash equivalents	$586.7	$563.4
Short-term marketable securities	192.1	234.7
Receivables, net of allowance	323.7	378.7
Income tax receivable	133.0	102.1
Inventories	632.1	665.8
Restricted cash	183.8	178.2
Net property, plant, and equipment	6,080.1	5,966.8
Goodwill	754.3	754.1
Other assets	257.6	281.5
	$9,143.4	$9,125.3

Accounts payable	$156.4	$156.1
Accrued liabilities	398.6	426.1
Debt, net of unamortized discount of $22.5 and $27.1	3,036.0	3,056.6
Deferred income	22.7	23.5
Deferred income taxes	1,128.5	1,072.9
Other liabilities	52.3	79.0
Stockholders' equity:
Trinity Industries, Inc.	3,957.1	3,918.5
Noncontrolling interest	391.8	392.6
	4,348.9	4,311.1
	$9,143.4	$9,125.3

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	March 31, 2017	December 31, 2016
Property, Plant, and Equipment
Corporate/Manufacturing:
Property, plant, and equipment	$1,955.8	$1,936.1
Accumulated depreciation	(999.8)	(974.4)
	956.0	961.7
Leasing:
Wholly-owned subsidiaries:
Machinery and other	10.7	10.7
Equipment on lease	4,862.3	4,673.0
Accumulated depreciation	(793.2)	(760.1)
	4,079.8	3,923.6
Partially-owned subsidiaries:
Equipment on lease	2,309.2	2,309.4
Accumulated depreciation	(445.3)	(429.8)
	1,863.9	1,879.6

Deferred profit on railcars sold to the Leasing Group	(976.9)	(948.2)
Accumulated amortization	157.3	150.1
	(819.6)	(798.1)
	$6,080.1	$5,966.8

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	March 31, 2017	December 31, 2016
Debt
Corporate - Recourse:
Revolving credit facility	$—	$—
Senior notes due 2024, net of unamortized discount of $0.3 and $0.4	399.7	399.6
Convertible subordinated notes, net of unamortized discount of $22.2 and $26.7	427.2	422.7
	826.9	822.3
Less: unamortized debt issuance costs	(3.5)	(3.7)
	823.4	818.6
Leasing:
Wholly-owned subsidiaries:
Recourse:
Capital lease obligations, net of unamortized debt issuance costs of $0.1 and $0.1	31.1	32.0
	31.1	32.0
Non-recourse:
Secured railcar equipment notes	636.3	647.3
Warehouse facility	202.0	204.1
	838.3	851.4
Less: unamortized debt issuance costs	(10.5)	(11.4)
	827.8	840.0
Partially-owned subsidiaries - Non-recourse:
Secured railcar equipment notes	1,368.3	1,381.0
Less: unamortized debt issuance costs	(14.6)	(15.0)
	1,353.7	1,366.0
	$3,036.0	$3,056.6

Trinity Industries, Inc.
Additional Balance Sheet Information
($ in millions)
(unaudited)

	March 31, 2017	December 31, 2016
Leasing Debt Summary
Total Recourse Debt	$31.1	$32.0
Total Non-Recourse Debt	2,181.5	2,206.0
	$2,212.6	$2,238.0
Total Leasing Debt
Wholly-owned subsidiaries	$858.9	$872.0
Partially-owned subsidiaries	1,353.7	1,366.0
	$2,212.6	$2,238.0
Equipment on Lease(1)
Wholly-owned subsidiaries	$4,079.8	$3,923.6
Partially-owned subsidiaries	1,863.9	1,879.6
	$5,943.7	$5,803.2
Total Leasing Debt as a % of Equipment on Lease
Wholly-owned subsidiaries	21.1%	22.2%
Partially-owned subsidiaries	72.6%	72.7%
Combined	37.2%	38.6%

(1) Excludes net deferred profit on railcars sold to the Leasing Group.

Trinity Industries, Inc.
Condensed Consolidated Cash Flow Statements
(in millions)
(unaudited)

	Three Months Ended March 31,
	2017	2016
Operating activities:
Net income	$51.7	$102.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	72.8	69.4
Net gains on railcar lease fleet sales owned more than one year at the time of sale	—	(2.1)
Other	69.0	76.8
Changes in assets and liabilities:
(Increase) decrease in receivables	24.1	67.9
(Increase) decrease in inventories	33.7	7.0
Increase (decrease) in accounts payable and accrued liabilities	(26.3)	(66.3)
Other	(4.9)	31.3
Net cash provided by operating activities	220.1	286.1
Investing activities:
Proceeds from railcar lease fleet sales owned more than one year at the time of sale	—	6.7
Proceeds from dispositions of property	3.6	1.1
Capital expenditures - leasing, net of sold lease fleet railcars owned one year or less with a net cost of $ – and $5.7	(162.9)	(222.8)
Capital expenditures - manufacturing and other	(24.3)	(26.3)
(Increase) decrease in short-term marketable securities	42.6	(115.0)
Other	0.5	0.2
Net cash required by investing activities	(140.5)	(356.1)
Financing activities:
Payments to retire debt	(26.7)	(30.4)
Shares repurchased	—	(34.7)
Dividends paid to common shareholders	(16.7)	(16.8)
Purchase of shares to satisfy employee tax on vested stock	—	(0.1)
Distributions to noncontrolling interest	(7.3)	(6.8)
(Increase) decrease in restricted cash	(5.6)	10.2
Other	—	(1.7)
Net cash required by financing activities	(56.3)	(80.3)
Net increase (decrease) in cash and cash equivalents	23.3	(150.3)
Cash and cash equivalents at beginning of period	563.4	786.0
Cash and cash equivalents at end of period	$586.7	$635.7

Trinity Industries, Inc.
Earnings per Share Calculation
(in millions, except per share amounts)
(unaudited)

Basic net income attributable to Trinity Industries, Inc. per common share is computed by dividing net income attributable to Trinity remaining after allocation to unvested restricted shares by the weighted average number of basic common shares outstanding for the period.

	Three Months Ended March 31, 2017			Three Months Ended March 31, 2016
	Income	Average Shares	EPS	Income	Average Shares	EPS
Net income attributable to Trinity Industries, Inc.	$46.0			$97.2
Unvested restricted share participation	(1.2)			(2.9)
Net income attributable to Trinity Industries, Inc. - basic	44.8	148.7	$0.30	94.3	148.3	$0.64
Effect of dilutive securities:
Convertible subordinated notes	—	1.9		—	—
Net income attributable to Trinity Industries, Inc. - diluted	$44.8	150.6	$0.30	$94.3	148.3	$0.64

Trinity Industries, Inc.
Reconciliation of EBITDA
(in millions)
(unaudited)

“EBITDA” is defined as net income plus interest expense, income taxes, and depreciation and amortization including goodwill impairment charges. EBITDA is not a calculation based on generally accepted accounting principles. The amounts included in the EBITDA calculation are, however, derived from amounts included in the historical consolidated statements of operations data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of our operating performance, or as an alternative to operating cash flows as a measure of liquidity. We believe EBITDA assists investors in comparing a company’s performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented in this press release may not always be comparable to similarly titled measures by other companies due to differences in the components of the calculation.

	Three Months Ended March 31,
	2017	2016
Net income	$51.7	$102.1
Add:
Interest expense	45.0	45.8
Provision for income taxes	20.8	57.4
Depreciation and amortization expense	72.8	69.4
Earnings before interest expense, income taxes, and depreciation and amortization expense	$190.3	$274.7

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